                    U.S. SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549

                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person*

Charles Zhang, 15/F, Tower2, Bright China Chang An Building, Jianguomen Wai Avenue, Beijing, China


2.  Issuer Name and Ticker or Trading Symbol

Sohu.com, Inc.  (SOHU)


3.  I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


4.  Statement for Month/Year

January 2001


5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

[X]  Director                                [X]  10% Owner
[X]  Officer (give title below)              [_]  Other (specify below)
Chief Executive Officer and President

7.  Individual or Joint/Group Filing (Check Applicable Line)


[X] Form filed by One Reporting Person [_]  Form filed by More than One
    Reporting Person
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
======================================================================================
     Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
======================================================================================
1.                    2.                 3.              4.                             5.              6.            7.
                                                                                        Amount of       Owner-        Nature of
                                                         Securities Acquired (A) or     Securities      ship          Indirect
                                                         Disposed of (D)                Beneficially    Form:         Beneficial
                                         Transaction     (Instr. 3, 4 and 5)            Owned at End    Direct        Ownership
                                         Code            --------------------------     Of Month        (D) or        (Instr. 4)
                      Transaction        (Instr. 8)                     (A)             Instr. 3        Indirect
Title of Security     Date               ------------       Amount      or    Price     and 4           (I)
(Instr. 3)            (month/day/year)   Code      V                    (D)                             (Instr. 4)
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
Common Stock          January 17, 2001   P                  10,000       A    $1.47     8,933,000       D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                  (Over)
                                                SEC 1474 (7-97)

===================================================================================================

Table  II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================
                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                         9.         ship
                                                                                                         Number     Form
             2.                                                                                          of         of
             Conver-                       5.                                7.                          ative      Deriv-   11.
             sion                          Number of                         Title and Amount            Secur-     ative    Nature
             or                            Derivative     6.                 of Underlying       8.      ities      Secur-   of
             Exer-               4.        Securities     Date               Securities          Price   Bene-      ity      In-
             cise      3.        Trans-    Acquired (A)   Exercisable and    (Instr. 3 and 4)    of      ficially   Direct   direct
             Price     Trans-    action    or Disposed    Expiration Date    ----------------    Deriv-  Owned      (D) or   Bene-
1.           of        action    Code      of (D)         (Month/Day/Year)             Amount    ative   at End     In-      ficial
Title of     Deriv-    Date      (Instr.   (Instr. 3,     ----------------             or        Secur-  of         direct   Owner-
Derivative   ative     (Month/   8)        4 and 5)       Date     Expira-             Number    ity:    Month      (I)      ship
Security     Secur-    Day/      ------    ------------   Exer-    tion                of        (Instr. (Instr.    (Instr.  (Instr.
(Instr. 3)   ity       Year)     Code V     (A)    (D)    cisable  Date      Title     Shares    5)      4)         4)       4)
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
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====================================================================================================================================

Explanation of Responses:



                 /s/ Charles Zhang
                 ----------------------------------
                 **Signature of Reporting Person


                 Date: February 21, 2001
                       ----------------------------


**   Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.